United States Security and Exchange Commission
Mail Stop 3561
100 F Street, North East
Washington D.C. 20549-0405
ATTN:  Ms. Mara L. Ransom


Re:      1-800-Flowers.com, Inc.
         Form 10-K for the Fiscal Year Ended July 1, 2007
         Filed September 13, 2007
         File No. 0-26841


Dear Ms. Ransom:

     Thank you for considering and responding to our request for an extension of time to file our response to the Commission's letter dated May 30, 2008.

     This is to confirm that our time to reply is extended up to and including August 8, 2008.

     Thank you again for the courtesy you have shown to us in this matter


                                                        Very truly yours,
                                                        1-800-FLOWERS.COM


                                                        /s/ Gerard M. Gallagher
                                                        -----------------------
                                                        GERARD M. GALLAGHER
                                                        General Counsel